Exhibit 99

[GRAPHIC OMITTED][JOHNSON OUTDOORS LOGO]

FOR IMMEDIATE RELEASE

AT JOHNSON OUTDOORS
PAUL LEHMANN	CYNTHIA GEORGESON	LESLIE LOYET
CHIEF FINANCIAL OFFICER	CORPORATE COMMUNICATION	FINANCIAL RELATIONS BOARD
262-631-6600	262-631-6600	312-640-6672

JOHNSON OUTDOORS ANNOUNCES THIRD QUARTER RESULTS

Racine, Wisconsin, July 29, 2004 - Johnson Outdoors (Nasdaq: JOUT) today announced increased net sales, operating profit and earnings for the fiscal quarter ended July 2, 2004. Improved results reflected the continued strong performances by the Company’s Marine Electronics (formerly Motors) and Outdoor Equipment business units. Diving benefited top-line from favorable currency translation, and on the bottom-line from one-time items discussed below. As previously announced this week, the Company continues to take action to improve the efficiency and profitability of its Watercraft business.

Increases in total Company net sales (+11.6%) and operating profit (+53.5%) this quarter were driven by the Marine Electronics and Outdoor Equipment business units. Growth in Minn Kota® and military sales was slower than reported in the previous two quarters. Marine Electronics sales and profits were bolstered by the Company’s acquisition of the Humminbird® brand, announced on May 6, 2004. Humminbird® added $7.8 million in net sales, $0.5 million in operating profit, and $0.04 in earnings per diluted share this quarter.

“The Humminbird® brand is the perfect complement to our fishing motors business, providing us yet another technology base for future expansion and growth. This was the right acquisition at the right time for a business clearly on the upswing,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer, Johnson Outdoors.

Improvements in Outdoor Equipment over the prior year were due to military tent sales which are expected to return to lower historical levels in 2005. Net sales in Diving benefited once again from favorable currency translation this quarter. Operating profit in Diving for the quarter reflected proceeds of $2.0 million from the settlement of a lawsuit with a former employee and final accounting resolution of costs related to a dive computer recall.

Net income for the third quarter was $7.5 million or $0.85 per diluted share, which reflected a 48.0 % improvement in net income over $5.1 million or $0.59 per diluted share earned in the comparable quarter last year. A number of items unrelated to the Company’s operations had a net favorable impact of $0.09 on earnings per diluted share in the 2004 third quarter. These items included: settlement of litigation with a former employee (+$0.14); final accounting resolution of costs related to a dive computer recall (+$0.05); charges associated with the on-going review of a proposal to take the Company private (-$0.07); and, obsolete product warranty and discontinued acquisition costs (-$0.03.)

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“While we are benefiting from the diversity of our portfolio, we need a better balance of performance within it,” observed Ms. Johnson-Leipold. “We must continue to drive innovation to minimize the impact of soft consumer markets. We must reduce cost and complexity, while investing appropriately to strengthen operations. We are seeing progress in Watercraft, but we are not there yet, and our work in Diving is just beginning. We continue to manage our businesses for the long-term, and to do what’s right to ensure sustainable, profitable growth.”

Year-to-Date
Increased net sales (+13.4%) over the same period last year were due to exceptional growth in Minn Kota® brand (+18.0%) and military tent (+38.0%) net sales. Although both product lines have produced strong sales growth year-to-date, the Company does not believe this growth rate is sustainable in the future. In total, Marine Electronics sales grew 28.9% over the prior year due to above average growth in Minn Kota® and the addition of the Humminbird® brand. Diving sales increased 4.7% over the same period last year due to favorable currency translation. Increased operating profit over the same period last year (+55.9%) was attributed to significant improvement in Marine Electronics and Outdoor Equipment which offset sizeable losses in the Company’s Watercraft business. Charges related to a dive computer recall in the prior year third quarter and favorable one-time items in the current year third quarter account for the year-on-year favorable comparison in operating profit for Diving. Earnings of $12.4 million year-to-date or $1.42 per diluted share increased 37.1% from $9.1 million or $1.06 earnings per diluted share for the prior year period.

Financial Highlights
Changes in cash, accounts receivable and inventory balances largely reflect the impact of higher net sales for the quarter, the acquisition of Humminbird® during the quarter and the impact of foreign currency appreciation.  Within inventories, the largest increase was in raw material stocks which are up approximately $8.6 million from the prior year.   As in previous years, cash balances should rise during the fourth quarter corresponding with the seasonal decline in the Company’s receivable and inventory positions.  At the end of the third quarter, the Company’s reported debt-to-total-capital was reduced to 29.1%, down from 35.0% in June of 2003.

“We have absorbed the acquisition of Humminbird® and finished the quarter with a solid balance sheet,” commented Paul Lehmann, Vice President and Chief Financial Officer.  “With the expected reduction of working capital balances during the fourth quarter, this acquisition should provide us positive cash flows during the period from acquisition until the end of our fiscal year.”

Webcast
The webcast may be accessed in listen-only mode at Johnson Outdoors' home page at www.johnsonoutdoors.com as well as through www.fulldisclosure.com. A replay will be available on the above web sites, or by dialing 877-519-4471 or 973-341-3080 and providing confirmation code 4969448. The replay will be available through August 5th by phone and for 30 days on the internet.

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About Johnson Outdoors Inc.
Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment. Johnson Outdoors’ familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™, Necky® and Dimension® kayaks; Minn Kota® motors; Humminbird® fishfinders; SCUBAPRO® and SnorkelPro; UWATEC® dive equipment; and, Eureka! ® tents. The company has 26 locations around the world, employs 1,500 people and reported annual sales of $315.9 million in 2003.

Visit Johnson Outdoors online at www.JohnsonOutdoors.com.

Safe Harbor Statement
Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in consumer spending patterns; the Company’s success in implementing its strategic plan, including its focus on innovation; actions of companies that compete with the Company; the Company’s success in managing inventory; movements in foreign currencies or interest rates; unanticipated issues related to the Company’s military tent business; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outstanding litigation matters; and adverse weather conditions.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Financial Tables Follow

JOHNSON OUTDOORS INC. AND SUBSIDIARIES

(thousands, except per share amounts)
Operating Results	THREE MONTHS ENDED		NINE MONTHS ENDED

	July 2 2004	June 27 2003	July 2 2004	June 27 2003

Net sales	$121,166	$108,546	$279,702	$246,706
Cost of sales	70,964	65,038	160,251	143,322

Gross profit	50,202	43,508	119,451	103,384
Operating expenses	36,515	34,589	95,733	88,175

Operating profit	13,687	8,919	23,718	15,209
Interest expense, net	1,237	1,191	3,421	3,323
Other (income) expense, net	149	(644)	94	(3,115)

Income before income taxes	12,301	8,372	20,203	15,001
Income tax expense	4,810	3,312	7,755	5,924

Net income	$7,491	$5,060	$12,448	$9,077

Basic earnings per common share	$0.87	$0.60	$1.46	$1.08
Diluted earnings per common share	$0.85	$0.59	$1.42	$1.06

Diluted average common shares outstanding	8,795	8,579	8,766	8,545

Segment Results
Net sales:
Marine electronics	$43,112	$29,821	$93,003	$72,158
Outdoor equipment	27,202	25,148	67,174	55,859
Watercraft	29,029	31,557	61,162	63,415
Diving	22,227	22,425	59,217	56,585
Other/eliminations	(404)	(405)	(854)	(1,311)

Total	$121,166	$108,546	$279,702	$246,706

Operating profit (loss):
Marine electronics	$8,445	$5,454	$19,001	$11,327
Outdoor equipment	4,760	4,416	11,692	8,855
Watercraft	639	1,759	(4,934)	(1,281)
Diving	4,936	1,123	9,686	6,306
Other/eliminations	(5,093)	(3,833)	(11,727)	(9,998)

Total	$13,687	$8,919	$23,718	$15,209

Balance Sheet Information (End of Period)
Cash and short-term investments			$40,258	$62,696
Accounts receivable, net			82,630	75,888
Inventories, net			62,373	51,606
Total current assets			197,273	200,589
Total assets			297,660	283,006
Short-term debt			15,755	9,591
Total current liabilities			76,047	64,290
Long-term debt			51,318	68,444
Shareholders' equity			163,687	144,621